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SECURITIES AND EXCHANGE COMMISSION
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CEDAR FAIR, L.P.

(Name of Registrant as Specified in Its Charter)

Q FUNDING III, L.P.
Q4 FUNDING, L.P.
PRUFROCK ONSHORE, L.P.
J ALFRED ONSHORE, LLC
STAR SPANGLED SPROCKETS, L.P.
EXCALIBUR DOMESTIC, LLC
GEOFFREY RAYNOR

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On December 9, 2010, Q Funding III, L.P. and Q4 Funding, L.P. sent the following letter to Cedar Fair, L.P.'s Board of Directors:

Dear Gentlemen:

On December 6, 2010, we learned that the board retained Korn/Ferry International to assist it in hiring a new Chief Executive Officer.

Unfortunately, as we have expressed before, we do not believe the current board is always looking out for unitholders' best interests. Earlier this year, we outlined our original issues with the board, which included a lack of new blood, a lack of deep financial knowledge, and an apparent lack of willingness to challenge the current CEO. As part of the annual meeting process this year, unitholders were fortunately able to place two exceptionally well qualified and completely independent candidates on the board, Eric Affeldt and John Scott, but they are only two of nine voices currently on the board.

Despite these new board additions and pleas from other unitholders, we believe the board is still ignoring many unitholders' desire for a distribution in the $1 range in favor of Dick's apparent desire to divert almost every available dollar to debt reduction. Unitholders shall soon speak loudly and clearly as to what they want here.

Finally, the board has continued with what is, in our view, the absurd policy of prohibiting unitholders from communicating directly with their elected representatives.

The selection of a CEO is one of the most important decisions a board can make.  Given past performance, we have very real concerns about whether this board is up to the challenge.  A board must challenge its CEO on important decisions.  It is far too easy to allow a long-serving CEO, especially one who is also chairman of the board and has likely hand-selected nearly every member of the board, to do what he wants.  The Apollo transaction was a mistake.  The board went along.  The refinancing was, in our opinion, done at the worst time and in the worst way.  The board went along.  The CEO let the long-serving COO go under curious circumstances.  The board went along.  We have no reason to believe that the board will not "go along" with Dick on the selection of a hand-picked successor.

We therefore wish to make it clear to this board, and to any potential candidate, that just because this board has endorsed their candidacy, we may not support the candidate. And if we do not support the candidate, we will campaign vigorously for his or her removal at the earliest possible time.

Further, we would like to take this time to let you know that should the company not put forth completely independent and qualified directors for the openings in 2011, we may consider taking action again as we did prior to the 2010 annual meeting.

Regards,

Q Funding III & Q4 Funding